EXHIBIT 11

CAPITOL FIRST CORPORATION

Computation of Earnings per Share (Unaudited)

                                                   December 31,    December 31
                                                       2004             2003
                                                   ------------    ------------

Shares outstanding beginning of period               28,962,634      29,412,054
Shares issued during period:

                                                             --       1,200,000
                                                   ------------    ------------
Total outstanding                                    28,962,634      30,412,054
                                                   ------------    ------------

Weighted average number of shares outstanding        28,962,634      30,220,750

Loss applicable to common shares
     Net loss                                      $    (60,295)   $   (452,080)
     Preferred dividends                                (54,306)        (54,306)
                                                   ------------    ------------
     Net loss applicable to common shares          $   (114,601)   $   (506,386)
                                                   ------------    ------------

Loss per share of common stock                     $     (0.004)   $     (0.017)

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